CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Freshstart Venture Capital Corp. on Form 10-K of our report dated August 18, 2000 on our examinations for the periods ended May 31, 2000, and 1999. We also consent to the reference to our firm under the caption "Experts".






MICHAEL C. FINKELSTEIN
Certified Public Accountant
New York, New York
August 18, 2000